Exhibit 99.1

MCEWEN MINING ANNOUNCES Q1 2020 PRODUCTION RESULTS,

AND RE-STARTS BLACK FOX

TORONTO, April 14, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports consolidated production for Q1 2020 was 29,177 gold ounces and 553,179 silver ounces, or 35,062 gold equivalent ounces(1)(“GEOs”), at the average gold:silver price ratio for the quarter of 94:1.

Black Fox Mine, Timmins, Canada (100%)

In Q1, Black Fox produced 8,328 GEOs. Mining was temporarily suspended at Black Fox on March 26, 2020 for two weeks to allow time for management to evaluate and adapt to operating with the risks associated with the COVID-19 pandemic. Over the course of the shutdown we have implemented rigorous policies and procedures to minimize the potential risks to the health of all individuals at the mine. Our miners and teams are overwhelmingly supportive of returning to work with the new safety measures, and the decision has been made to restart operations immediately.

San José Mine, Santa Cruz, Argentina (49%(2))

In Q1, San José produced 8,993 gold ounces and 551,872 silver ounces, for a total of 14,864 GEOs. Mining was temporarily suspended from March 20, 2020 due to a nationwide mandatory quarantine imposed in Argentina to combat the spread of COVID-19. Permission has now been granted by the government to restart mining at San José. Hochschild Mining has notified us that they are restarting production, with the expectation that ongoing labor and travel restrictions will mean that the ramp-up will take place over an extended period.

Gold Bar Mine, Nevada (100%)

In Q1, Gold Bar produced 9,133 GEOs. On March 26, 2020, we announced that operations would be temporarily scaled back for two weeks, contract mining stopped on April 1st, and crushing and stacking stopped on April 4th. Downstream activities such as heap leaching and process plant operation are continuing.

El Gallo Project, Sinaloa, Mexico (100%)

In Q1, El Gallo produced 2,737 GEOs from residual leaching of the heap leach pad. On April 1, 2020, the Mexican government ordered the temporary closure of all non-essential businesses, including mining, to combat the spread of COVID-19. This order limits some activities at El Gallo but is not expected to have a significant effect on residual leaching.

Financial Results

Operating costs for the quarter ended March 31, 2020 will be released with our 10-Q Quarterly Financial Statements.

Notes:

(1)        'Gold Equivalent Ounces' are calculated based on a 94:1 gold to silver price ratio for Q1 2020.

(2)        The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

Technical Information

The technical content of this news release has been reviewed and approved by Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen Mining’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen Mining has approximately 400 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 20% of the shares.

CONTACT INFORMATION:

Investor Relations:	Website: www.mcewenmining.com	150 King Street West
(866)-441-0690 Toll Free		Suite 2800, P.O. Box 24
(647)-258-0395	Facebook: facebook.com/mcewenmining	Toronto, ON, Canada
	Facebook: facebook.com/mcewenrob	M5H 1J9
Mihaela Iancu ext. 320
Twitter: twitter.com/mcewenmining
info@mcewenmining.com	Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

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